Exhibit 11

July 27, 2021

Starboard Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

We have been requested by Starboard Investment Trust, a Delaware statutory trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated May 13, 2009 for our opinion with respect to certain matters relating to each of the AI Quality Growth ETF, Adaptive Hedged High Income ETF, Adaptive Hedged Multi-Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF (the "Acquiring Funds"), each a series of the Trust. The Trust filed a Registration Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Funds of all of the assets of each of the Adaptive Fundamental Growth Fund, Adaptive Hedged High Income Fund, Adaptive Hedged Multi-Asset Income Fund, Adaptive Tactical Outlook Fund, and Adaptive Tactical Rotation Fund, respectively, each a series of the Trust (the "Acquired Funds"), in exchange solely for shares of the Acquiring Funds and the assumption by the Acquiring Funds of all the liabilities of the Acquired Funds pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which was included in the Registration Statement on Form N-14.
We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, and assuming the approval of the Plan and the transactions described therein by shareholders of the Acquired Fund and that the Registration Statement on Form N-14 is effective it is our opinion that the shares of the Acquiring Fund, when issued in accordance with the Plan and the Trust's Agreement and Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.
The opinions expressed herein are limited to matters of Delaware law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.
GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Trust's Registration Statement on Form N-14 and to be named in such Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.
Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP